Exhibit 99

THE BOYDS COLLECTION ANNOUNCES 2003 RESULTS

Gettysburg, Pennsylvania, February 26, 2004  — The Boyds Collection, Ltd. (NYSE:FOB) today announced its financial results for the three and twelve months ended December 31, 2003.

Fourth Quarter

For the three months ended December 31, 2003, net sales were $22.0 million, or 23% below the fourth quarter of 2002.  Wholesale net sales in the fourth quarter declined $5.8 million, or 25%, to $17.4 million in 2003 from $23.2 million in 2002.  Retail net sales were $4.6 million in the fourth quarter of 2003, a decrease of 12%  from the same period in 2002.  Wholesale net sales were negatively impacted by the weak channel and the lack of reorder business from our more collectible product lines.  Retail net sales were negatively impacted by two factors; our annual Friends of Boyds major event that was held in October of 2002, but was moved to June of 2003 (and accordingly sales from this event were reflected in the Company’s second quarter results) and poor weather in December of 2003 which significantly impacted consumer traffic.

The Company reported a net loss of $1.8 million for the fourth quarter of 2003 compared to net income of $4.4 million in the comparable 2002 period. Diluted earnings per share was a loss of $0.03 in the fourth quarter of 2003 compared to income of $0.07 in 2002.  The fourth quarter of 2003 was negatively impacted by reduced sales, increased operating costs related to the national sales force, a $1.8 million charge for a change in the Chief Executive Officer, and a $2.5 million charge to establish a valuation allowance for certain deferred state tax assets.

Full Year

Net sales for the twelve months of 2003 were $113.0 million compared to $131.3 million for the same period last year.  Wholesale net sales in the twelve months declined $27.8 million, or 22%, to $97.3 million in 2003 from $125.1 million in 2002.  Retail net sales more than doubled to reach $15.7 million in 2003 compared to $6.2 million in 2002.  Wholesale net sales were impacted by the struggling channel, lower initial volumes, in the new accounts that were added in 2003, and lower volumes for existing accounts.  Retail net sales were not comparable for 2003 as the Gettysburg store did not open until September of 2002.

Net income for the twelve months of 2003 was $10.9 million, or $0.18 per diluted share, compared to $31.4 million, or $0.53 per diluted share, for the twelve months of 2002.  The twelve month period of 2003 was negatively impacted by reduced sales, an increase to the Company’s inventory obsolescence of $1.9 million,  well as the $1.8 million charge for the change in the Chief Executive Officer, increased SG&A expenses relating to the national sales force, $5.0 million to establish a valuation allowance for certain deferred state tax assets, and was partially offset positively by the operations at Boyds Bear CountryTM-Gettysburg.

Cash provided by operations in the twelve months of 2003 was approximately $31.3 million compared to $54.2 million in the year-ago period.  In the twelve months of 2003, the Company repaid approximately $27.3 million of debt, invested approximately $5.0 million of cash in property and equipment, and had $0.5 million in stock related transactions. In the twelve months of 2002, the Company repaid approximately $36.5 million of debt and invested approximately $12.6 million of cash in the building of Boyds Bear CountryTM-Gettysburg.

Jan Murley, Chief Executive Officer, said, “As expected, in the fourth quarter of 2003, we continued to see weakness in our core business.  While this impacted our performance over the course of the past year, initiatives now underway are better positioning the Company for 2004 and beyond.  The bookings that we have seen early in our spring season are indicating that we are seeing a slowing in the negative 2003 trends that we have been experiencing.”

“This reflects the several interventions across our product offerings, geography and sales strategies that are starting to deliver clear benefits.  Namely, we have added product lines including Razz-beariesTM, an edgy humorous plush and resin product, and Bears & FriendsTM, a soft value priced plush line, both of which are targeted to gift-focused retailers.  We also announced the introduction of a new licensed plush collection in partnership with NASCAR, available in Spring 2004 through both Boyds and NASCAR dealers.  At the same time, we have continued to make strides in the rollout of our national sales force, which delivered over 4,000 new accounts in 2003, marking the first year since 2000 that we have seen an increase in new accounts as compared to a prior year.  As we look ahead, one of our objectives is to build our presence in the Canadian market, which we entered last month, as well as expanding our sales base to include a larger portion of sizable multi-store accounts and high traffic retail channels.  Additionally, we are taking steps across Boyds to ensure our operations are both streamlined and in line with our business model, and these actions are expected to take approximately $3 million in costs out of our operating model beginning in the current year”

Ms. Murley continued, “While we were disappointed to lose several sales days in December to inclement weather, our retail store in Gettysburg continued to perform very well.  In addition to our efforts to build our wholesale business, we are also focused on further improving our retail sales model in order to drive continued sales and earnings growth.  The next step in this process will be the opening of our second retail location in Pigeon Forge, Tennessee.  We anticipate an opening in December of 2004.”

The Boyds Collection, Ltd. is a leading domestic designer, importer, and distributor of high-quality, branded giftware products.  The company sells its products through a large and diverse network comprised of independent gift and collectibles retailers, premier department stores, selected catalogue retailers and other electronic and retail channels.  More recently, the company launched its first retail operation, Boyds Bear Country, a unique entertainment and retail experience in Gettysburg, PA.  Founded in 1979, it has successfully developed a strong niche and brand identity in its markets because of its affordably priced, high quality, “Folksy With AttitudeSM” products

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

Webcast Information:

The Boyds Collection has scheduled a live webcast today to discuss its financial results for the fourth quarter of 2003. To access the webcast, please visit the Investor Relations section of www.boydsstuff.com.  The webcast will begin at 9:30 a.m. Eastern Time today.  A replay of the webcast will be available on the site through 8:00 p.m. on March 4, 2004.

– TABLES FOLLOW –

THE BOYDS COLLECTION, LTD.

CONDENSED STATEMENT OF OPERATIONS AND EARNINGS PER SHARE DISCLOSURES

(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Net Sales
Wholesale	$17.4	$23.2	$97.3	$125.1
Retail	4.6	5.2	15.7	6.2
Total	22.0	28.4	113.0	131.3
Gross Profit	12.0	17.3	68.5	83.1
Selling, General & Administrative Expenses	11.6	9.1	41.5	27.9
Income from Operations	0.4	8.2	27.0	55.2
Other Income (Expense)	0.4	—	0.1	0.1
Interest Expense - Net	1.2	1.6	5.5	7.0
Income before Provision for Income Taxes	(0.4)	6.6	21.6	48.3
Provision for Income Taxes	1.4	2.2	10.7	16.9
Net Income	(1.8)	4.4	10.9	31.4

Net Income per Share	$(0.03)	$0.07	$0.18	$0.53
Weighted Average Shares Outstanding	59.0	59.1	59.0	59.1

Net Income per Share, assuming dilution	$(0.03)	$0.07	$0.18	$0.53
Weighted Average Shares Outstanding, assuming dilution	59.0	59.2	59.1	59.2

THE BOYDS COLLECTION, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2002 and December 31, 2003

	December 31, 2002	December 31, 2003
	(in thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,875	$4,173
Accounts receivable, net	10,489	8,174
Inventory - primarily finished goods, net	9,224	9,404
Inventory in transit	3,166	3,653
Other current assets	1,026	932
Income taxes receivable	3,216	1,964
Deferred income taxes	21,047	21,047
Total current assets	54,043	49,347

PROPERTY AND EQUIPMENT - NET	18,666	21,726

OTHER ASSETS:
Deferred debt issuance costs	1,693	961
Deferred tax asset	162,262	147,997
Other assets	2,689	2,926
Total other assets	166,644	151,884

TOTAL ASSETS	$239,353	$222,957

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,569	$2,514
Accrued expenses	4,340	5,450
Interest payable	829	626
Current portion of long-term debt	6,000	14,000
Total current liabilities	13,738	22,590

LONG-TERM DEBT	97,689	62,392

COMMITMENTS AND CONTINGENCIES

OTHER LIABILITIES	126	0

TOTAL STOCKHOLDERS’ EQUITY:	127,800	137,975

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$239,353	$222,957

16